Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of LMF Acquisition Opportunities, Inc. (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated November 24, 2020, except footnote 8 which is dated January 8, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of the Company as of November 6, 2020, and for the period from October 28, 2020 (inception) through November 6, 2020 appearing in the Registration Statement on Form S-1, as filed (File No. 333-251962) of LMF Acquisition Opportunities, Inc.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

January 25, 2021